EXHIBIT 4.13



January 3, 2002


PERSONAL AND CONFIDENTIAL


Cedara Software Corp.
6509 Airport Road
Mississauga ON  L4B 1S7

Attention: Mr. Fraser Sinclair
---------

Dear Sirs:

National Bank of Canada (the "Bank") agrees to make available to Cedara Software Corp. (the "Borrower") the following credit facilities (the "Credit Facilities")aggregating $9,598,000 subject to the following terms and conditions. This Agreement replaces and supercedes all previous commitment letters, term sheets or other agreements governing the credit facilities made available by the Bank to the Borrower.


AMOUNT:                  1.       $9,000,000.00 by way of an Operating Loan
------                            pursuant to this agreement and a revolving
                                  demand loan agreement in the Bank's standard form. Available by way of direct advances or Letters of Credit. The indebtedness of the Borrower under the Operating Loan may only be reduced by the amount of "Cleared Funds" on deposit in the Borrower's accounts with the Bank from time to time. For the purposes hereof, "Cleared Funds" shall mean cash, wire transfers or other negotiable instruments deposited to the Borrower's accounts with the Bank which have cleared pursuant to the Clearing House Rules promulgated by the Canadian Payments Association or cash, wire transfers or other negotiable instruments deposited to the Borrower's accounts with the Bank drawn on accounts maintained outside of Canada to which the Canadian Clearing House
                                  Rules do not apply and which have been
                                  honoured by the originating institution, all as determined by the Bank.

                          2. $498,000.00 by way of a Letter of Credit pursuant to this agreement and an indemnity agreement in the Bank's standard form.

                          3.      $100,000.00 by way of Mastercard Businesscard.


PURPOSE:                  1.      To finance the Borrower's usual operating
-------                           requirements.

                          2. To secure the company's obligations under a premises lease.

                          3. For issuance of Businesscard expense account cards in accordance with the Bank's standard Mastercard documentation.


INTEREST RATE:            1.      Canadian Prime rate of the Bank plus 0.5% per
-------------                     annum, calculated daily and payable monthly in
                                  arrears on the 26th day of each month.

                          2.      The Bank's standard rates to apply.

                          3.      The Bank's standard rates to apply.

                          The Bank's Prime Rate is defined as the rate of interest per annum established from time to time by the Bank as its reference rate then in effect for determining the interest rate per annum it will charge on loans in Canadian dollars to customers of varying degrees of creditworthiness. As of the date hereof the Prime Rate is 4.0%.


REPAYMENT:                The Credit Facilities are repayable on demand. If, as
---------                 at the date of any demand for payment by the Bank, the
                          Borrower's indebtedness under the Credit Facilities is comprised of any letters of credit, letters of guarantee or other contingent liabilities of the Bank to third parties, the Borrower shall, at the time it permanently repays its indebtedness to the Bank under the Credit Facilities, post cash collateral with the Bank in an amount equal to the full amount of any such contingent liabilities to third parties to which the Bank is exposed.

                          1. Disbursements and payments shall be made to or collected from the Borrower in equal multiples of $200,000.

                          2.      In accordance with the indemnity agreement.

                          3.      Payable in full monthly.

                          Upon cancellation of the Credit Facilities and upon permanent repayment of all of the Borrower's indebtedness to the Bank (including all accrued interest and costs incurred by the Bank), the Bank shall discharge all security held by the Bank for the obligations of the Borrower under the Credit Facilities.


DEMAND NATURE OF
THE FACILITIES:           The Borrower and the Guarantors acknowledge and agree
-----------------         that notwithstanding anything contained herein to the
                          contrary, these Credit Facilities constitute demand loans and, as such, are due and payable at any time at the sole discretion of the Bank. The Bank may, at any time for any reason, and without prior notice to the Borrower or any other party, terminate the Credit
                          Facilities, whereupon no further credit shall be available to the Borrower thereunder.


SECURITY:                 As general and continuing security for the performance
--------                  by the Borrower of all its obligations, present and
                          future, towards the Bank, including, without limitation, the repayment of advances granted hereunder and the payment of interest, fees, costs and any other amounts provided for hereunder and under the security documents, the Borrower undertakes to grant to the Bank and maintain at all times the following security (the "Security"), in form satisfactory to the
                          Bank:

                          1.      General Security Agreement dated February 7,
                                  2001

                          2. Security With Respect to Deposits Agreement dated February 9, 2001

                          3.      Source Code Escrow Agreement dated February
                                  8, 2001

                          4.      Landlord waiver of distraint dated February
                                  9, 2001

                          5. Priority Agreement dated February 8, 2001 with 1144938 Ontario Inc., as amended by letter agreement dated January, 2002

                          6. Undertaking re: Patent Security dated February 7, 2001

                          7. Unlimited Guarantee from Dicomit Dicom Information Technologies Corp. ("Dicomit") dated January 31, 2001 supported by a General Security Agreement.

                          8. General Security Agreement from Dicomit dated January 31, 2001

                          9. Security With Respect to Deposits Agreement from Dicomit dated February 9, 2001

                          10. Unlimited Guarantee from Surgical Navigation Specialists Inc. ("SNS") dated January 31, 2001

                          11. General Security Agreement from SNS dated February 15, 2001

                          12. Security With Respect to Deposits Agreement from SNS dated February 9, 2001

                          13. Unlimited Guarantee from Cedara Software USA Corp. dated January 31, 2001

                          14. Acknowledgement of Debt Demand Revolving Credit Agreement

                          15. Commitments Respecting Irrevocable Standby Letters of Credit supporting letters of credit or guarantee issued by the Bank at the request of the Borrower


ASSIGNMENT OF
SECURITY:                 The Borrower and the Guarantors acknowledge and agree
-------------             that the Bank has entered into an agreement with
                          Analogic Corporation ("Analogic") to sell the Security and all indebtedness owing to the Bank under the Credit Facilities. Analogic has provided to the Bank a $10,000,000.00 unconditional standby letter of credit as security for payment of the purchase price payable to the Bank upon closing of the transaction described in that agreement. All documentation between the Bank and Analogic with respect to that transaction, as well as the $10,000,000.00 unconditional standby letter of credit, must be held in form satisfactory to the Bank as a condition precedent to the Credit Facilities being made available to the Borrower.


POSITIVE COVENANTS:       During the entire term of this financing, the Borrower
------------------        shall:

                          1. Use the proceeds of the financing for the purposes provided for herein.

                          2. Carry on business in the nature of or related to the business transacted by the Borrower prior to the date hereof in the name and for the account of the Borrower.

                          3. Keep and maintain books of account and other accounting records in accordance with generally accepted accounting principles.

                          4. At all times, give the Bank's representatives the right to inspect its establishments and provide access thereto, and further permit the Bank's representatives to examine its books of account and other records, and take excerpts therefrom and/or copies thereof.

                          5. Maintain, at all times, insurance coverage on its property against loss or damage caused by fire and any other risk as is customarily maintained by companies carrying on a similar business.

                          6. Pay, when due, all taxes, assessments, deductions at source, income tax, levies or any other payments which may rank prior to the Bank's security, without subrogation or consolidation.

                          7. Conduct all or the greater part of its banking business with the Bank.

                          8. Ensure all assets secured by the Bank's security are in existence and in the possession and control of the Borrower in a manner satisfactory to the Bank.

                          9. Deposit only to the Borrower's account with the Bank all accounts receivable and other income generated by the business transacted by the Borrower.


NEGATIVE COVENANTS:      The Borrower undertakes not to carry out the following
------------------       transactions or operations without obtaining the
                         prior consent of the Bank, in writing:

                          1.      Materially change the nature of its
                                  operations or business.

                          2.      Change the control of the company.

                          3. Merge or amalgamate with another company, dissolve or wind up the company.

                          4. Create or permit the existence of security on property granted as security to the Bank.

                          5. Grant loans to its officers, directors, shareholders or related parties (including any guarantors of the Borrower's indebtedness to the Bank) other than in the normal course of business.

                          6. Grant a loan or make an investment in or provide financial assistance to a third party (including any guarantors of the Borrower's indebtedness to the Bank) by way of a suretyship, guarantee or otherwise.

                          7.      Declare or pay dividends on its shares.

                          8. Purchase or redeem its shares or otherwise reduce its capital.

                          9.      Sell any of its assets, property or
                                  undertaking out of the ordinary course of its business.

                          10. Perform any business or transaction in the name of or recorded or applied for the benefit of any person firm or corporation other than the Borrower.

                          11. Open or maintain operating, current or any other accounts with any other financial institution.


REPORTING CONDITIONS:     1.      Within 30 days of each month-end, the
--------------------              Borrower shall provide the Bank with an
                                  internally prepared financial statement as at that month end.

                          2. The Borrower agrees to submit to the Bank its annual audited financial within 140 days of the end of its fiscal year.


FEES:                     1.      Commitment fee of $50,000 payable upon
----                              acceptance of this Commitment Letter.

                          2.      $350 monthly management fee.

                          3. Standby fee of 0.375% per annum on the unused portion of Facility 1, calculated and payable monthly.

                          All fees may be deducted directly from such accounts of the Borrower with the Bank as the Bank may determine.


ENVIRONMENTAL
OBLIGATIONS:              1.      The Borrower represents and warrants that the
------------                      owner of the subject property has complied
                                  and is complying in all respects with all applicable laws relating to the environment, that no contaminants, pollutants or other hazardous substances (including, without limitation, asbestos, products containing urea formaldehyde or polychlorinated biphenyl or any radioactive substances) have been or are now stored or located at the subject property, that no order, approval, direction or other governmental or regulatory notice relating to the environment has been threatened against, is pending or has been issued with respect to the subject property or the operations of the business being conducted at the subject property, and that none of them is aware of any pending or threatened action, suit or proceedings relating to any actual or alleged environmental violation from or at the subject property.

                          2. The Borrower agrees to pay the cost of all environmental audits which may be deemed necessary by the Bank.

                          3. The Borrower certifies that, to the best of their knowledge, past and present owners have not violated environmental law and regulations and that, to the best of their knowledge, no proceedings have been or are being instituted to make him comply with environmental laws and regulations.

                          4. The Borrower agrees to comply with and respect any and all environmental laws and regulations.


DEFAULT:                  Without limiting the fact that all indebtedness of
-------                   the Borrower to the Bank is payable on demand by the
                          Bank, the occurrence of one or more the following events shall constitute a default under this agreement:

                          1. the Borrower fails to make a payment of principal, interest, fees or any other amount when due hereunder or under any of the Security documents;

                          2. the Borrower fails to perform or otherwise breaches any obligation hereunder or pursuant to any of the Security documents or any other agreement with or document in favour of the Bank;

                          3. the Borrower becomes insolvent, bankrupt or is in the process of winding up, assigns its assets for the benefit of its creditors, files a proposal or gives notice of its intention to file such proposal or if a material, adverse change occurs, in the opinion of the Bank, in the financial position or operations of the Borrower;

                          4. proceedings are instituted by the Borrower or a third party for the Borrower's dissolution, winding-up or reorganization of its operations or the arrangement or readjustment of its debts or seeking a stay against any creditor of the Borrower or guarantor;

                          5.      a creditor, trustee in bankruptcy,
                                  sequestrator, receiver, receiver and manager or trustee is appointed or takes possession of all or any portion of the Borrower's assets or if such assets are subject to a prior security interest or are seized;

                          6. the Borrower is in default under the terms of any other contracts, agreements or writings with any other bank or financial institution or any other creditor and such default does, or with the passage of time may, materially negatively impact the Bank's security position or the Borrower's financial position;

                          7. any representation or warranty made by the Borrower herein or in a Security document or any other document furnished to the Bank proves to be incorrect or erroneous at the time made;

                          8. the Bank receives from any future guarantor a notice proposing to terminate, limit or otherwise modify such guarantor's liability hereunder, under the guarantee or under a Security document or under any other document in favour of the Bank; or

                          9. The Borrower ceases or threatens to cease to carry on business in the ordinary course.


REMEDIES UPON DEFAULT:    Without limiting the Bank's right to demand repayment
---------------------     of or to terminate the Credit Facilities described
                          herein at any time, upon the occurrence of a default the Bank may, at its option, enforce all of its rights and remedies against the Borrower including, without limitation, enforcing some or all of the Security and immediately terminating the availability of any credit under the Credit Facilities made available to the Borrower pursuant to the terms hereof.


NON-MERGER:               The provisions of this commitment letter shall not
----------                merge with any security granted to the Bank and shall
                          continue in full force and effect. The provisions of the Security are in addition to the provisions of this commitment letter. If there is any conflict between the provisions of any of the documents comprising the Security and the provisions of this commitment letter, the provisions of this commitment letter shall prevail.


OTHER CONDITIONS:         1.      Unless otherwise defined herein, each
----------------                  accounting term used herein shall have the
                                  meaning ascribed to it in accordance with accounting principles generally accepted by the Canadian Institute of Chartered
                                  Accountants.

                          2. The Bank shall keep records evidencing the transactions effected under this financing. Such records shall be presumed to reflect these transactions and shall constitute conclusive evidence of the amounts due to the Bank.

                          3. The Borrower hereby authorizes any personal information agent, financial institution, creditor, tax authority, employer or any other person, including any public entity, holding information concerning the Borrower or its assets, more particularly any financial information or information with respect to any undertaking or suretyship given by the Borrower, to supply such information to the Bank in order to verify the accuracy of all information furnished or to be furnished from time to time to the Bank and to ensure the solvency of the Borrower at all times.

                          4. The Borrower irrevocably authorizes the Bank to debit periodically or from time to time any bank account it may maintain at the Bank in order to pay all or part of the amounts it may owe to the Bank hereunder.

                          5. No rights or obligations of the Borrower hereunder and no proceeds of the loan may be transferred or assigned by the Borrower, any such transfer or assignment being null and void insofar as the Bank is concerned and rendering any balance then outstanding of the loan immediately due and payable at the option of the Bank and releasing the Bank from any and all obligation of making any further advances hereunder.

                          6. The Borrower shall do all things and execute all documents deemed necessary or appropriate by the Bank for the purposes of giving full force and effect to the terms, conditions, undertakings hereof and the Security granted or to be granted hereunder.


SEVERABILITY:             If any provision of this commitment letter is or
------------              becomes prohibited or unenforceable in any
                          jurisdiction, such prohibition and unenforceability shall be severable from all other provisions of this agreement and shall not invalidate or render unenforceable the provision concerned in any other jurisdiction nor shall it invalidate effect or impair any of the remaining provisions.


GOVERNING LAW:            This agreement shall be construed in accordance with
-------------             and governed by the laws of the Province of Ontario
                          and the laws of Canada applicable therein. Time shall be of the essence in all respects of this agreement.


SET-OFF OF ACCOUNTS:      The Borrower hereby acknowledges and agrees that the
-------------------       Bank may apply any amounts outstanding to the credit
                          of the Borrower and any account or accounts with the Borrower in set-off or in combination of the Borrower's loan accounts in reduction of amounts owing by the Borrower to the Bank. The application of any such funds shall be as the Bank may determine.


COSTS:                    All costs incurred by the Bank presently or hereafter
-----                     in relation to this financing, including legal and
                          appraisal fees, are for the account of the Borrower and may be directly debited by the Bank for payment without further authorization.


ANNUAL REVIEW:            These credit facilities may be reviewed at least
-------------             annually, and in any event not later than
                          October 31, 2002.


If these conditions are acceptable to you please indicate your acceptance by signing and returning the first copy of this letter before January 15, 2002. After that date this offer of financing will become null and void. Upon acceptance this agreement shall revoke and supersede all previous credit agreements, offers, proposals and discussions.


Yours sincerely,

NATIONAL BANK OF CANADA



 /s/ NIALL HAMILTON                                 /s/ D. WILLIAM KENNEDY
 ------------------                                 ----------------------
Niall Hamilton                                      D. William Kennedy
Senior Manager                                      Senior Manager

For consideration received, the undersigned accept the terms and conditions of this offer of financing.



CEDARA SOFTWARE CORP.



Per:  /s/ FRASER SINCLAIR            c/s
     ----------------------------------------
Name:   FRASER SINCLAIR
Title:  CFO AND CORPORATE SECRETARY
(I have authority to bind the corporation)



DICOMIT DICOM INFORMATION                   CEDARA SOFTWARE USA CORP.
TECHNOLOGIES CORP.



Per:     /s/ ARUN MENAWAT    c/s            Per:  /s/ MICHAEL GREENBERG    c/s
         -----------------------                  ----------------------------
Name:    ARUN MENAWAT                       Name:    MICHAEL GREENBERG
Title:   DIRECTOR                           Title:   DIRECTOR

(I have authority to bind                   (I have authority to bind
  the corporation)                            the corporation)

                             CEDARA SOFTWARE CORP.

                                PROMISSORY NOTE

Amount:  Up to $100,000 principal amount                Date:  January  18, 2002

         FOR VALUE RECEIVED, the undersigned, Cedara Software Corp. (the "Borrower"), PROMISES TO PAY to or to the order of National Bank of Canada (the "Bank"), all amounts owing to the Bank from time to time under the MasterCard BusinessCard Agreement dated the date hereof between the Borrower and the Bank (the "Agreement"), up to the principal amount of ONE HUNDRED THOUSAND DOLLARS ($100,000.00), together with any interest payable under the Agreement, in lawful money of Canada.

         All amounts owing by the Borrower to the Bank under the Agreement shall be due and payable by the Borrower in accordance with the terms of the Agreement.


         The Borrower waives benefit of division and discussion, and waives presentment for payment, notice of dishonour and protest.

         This Note shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

         IN WITNESS WHEREOF the Borrower has executed this Note.

                                             CEDARA SOFTWARE CORP.
                                             By:    /s/ FRASER SINCLAIR
                                                    ---------------------------
                                                    Authorized Signing Officer

NATIONAL BANK OF CANADA

                            ACKNOWLEDGEMENT OF DEBT
                            REVOLVING DEMAND CREDIT

In consideration of the National Bank of Canada (hereinafter called the "Bank") providing the undersigned (hereinafter called the "Customer") with a revolving demand loan facility (hereinafter called the "Loan Facility") in the aggregate principal amount not exceeding CDN$9,000,000.00 - Nine Million-dollars the Customer agrees with the Bank as follows:

1.       TERM OF CREDIT

         The Customer promises to pay to the Bank, on demand, all amounts outstanding under the Loan Facility including, without limitation, principal, interest, fees and accessories.

2.       INTEREST RATE

         2.1      Advances in CDN$ [Applicable]
                  Advances in CDN$ shall bear interest, until payment in full, at the Canadian Prime Rate of the Bank plus 0.5 per cent, calculated daily and payable monthly, with a minimum charge of $10.00. At the date hereof the Canadian Prime Rate of the Bank is 4.0 per cent per annum.

         2.2      Advances in US$ [Not applicable]
                  Advances in US$ shall bear interest, until payment in full, at the US Base Rate of the Bank plus ____ per cent, calculated daily and payable monthly, with a minimum charge of $____. At the date hereof the U.S. Base Rate of the Bank is ____ per cent per annum.

3.       FINANCING CONDITIONS

         3.1 The Customer authorizes the Bank, but the Bank is not obliged, to debit from time to time his Account with the amount of interest accrued and unpaid by the Customer.

         3.2 Provided that the Bank has not demanded payment of any amount outstanding under this Loan Facility, or has not terminated this Agreement, the Customer may, at the Bank's discretion, borrow, repay and reborrow up to the amount available under this Loan Facility at any time and from time to time in the following manner:

                  3.2.1 The Customer authorizes the Bank, daily or otherwise as and when determined by the Bank from time to time, to ascertain the position or net position (as the case may be) between the Customer and the Bank in respect to the deposit account or, if more than one, the deposit accounts maintained by the Customer with the Bank (herein called the "Account") and that

                           3.2.1.1 if such position or net position is a credit in favour of the Customer, the Bank may apply the amount of such credit or any part thereof, rounded to the nearest $200,000.00 as a repayment of the Loan Facility, and the Bank will debit the Account with the amount of such repayment; and

                           3.2.1.2 if such position or net position is a debit in favour of the Bank, the Bank will make an advance under the Loan Facility of such amount, rounded to the nearest $200,000.00 as is required to place the Account in such credit or net credit position as has been agreed between the Customer and the Bank from time to time, and the Bank may increase the unpaid balance owing under the Loan Facility, and credit the Account with the amount of such advance.

                  provided that at no time shall the balance owing exceed the amount of the Loan Facility.

                  3.3 The Customer agrees to maintain an average monthly minimum credit balance in the Account, which may include compensating balances to cover service charges, reserves and debit float. Such balance shall be the amount agreed to in writing between the Customer and the Bank from time to time.

                  3.4 The Bank shall maintain on the books of its unit of account, accounts and records evidencing the outstanding principal amount of the loan of the Bank to the Customer under the Loan Facility together with any interest in respect thereof. The Bank shall maintain a record or computerized data of the amount of the balance, each advance, and each payment of principal and interest on account of the loan. The Bank's accounts and records constitute in the absence of manifest error prima facie evidence of the indebtedness of the Customer to the Bank under this Loan Facility.

         4.       CONSOLIDATION

                  4.1 The Customer acknowledges that the outstanding principal balance owing to the Bank under existing credit facilities which will be replaced by this Loan Facility is $0 - Zero - dollars, as at the close of business on January 7, 2002. The initial outstanding principal balance under this Loan Facility will be adjusted to reflect transactions under the existing credit facility occurring between January 7, 2002 and the date of execution of this agreement. The Customer acknowledges and declares that the security previously granted to the Bank by the Customer remains in full force and effect, the Bank hereby reserving all of its right, title and interest to and in the rights, hypothecs and privileges granted to the Bank under the terms of the said security.

         5.       SECTION 427 OF THE BANK ACT

                  5.1 This Agreement is given pursuant to the application for credit and promise to give security made by the undersigned to the Bank and dated the ____ day of ________19__, and any supplemental application for credit and promise to give security. The Customer promises to give the Bank from time to time warehouse receipts and/or bills of lading covering the property described in such application(s) for credit and promise(s) to give security or any part thereof which is now or may hereafter be covered by warehouse receipts or bills of lading, as security for this Loan Facility. No such security shall be merged in any subsequent security or be taken to be substituted for any security previously acquired. This section applies only to loans granted under the provisions of the Bank Act.

         6.       INTERPRETATION

                  6.1      Definitions
                           For the purposes hereof, the following words and phrases shall have the following meaning:

                           "Canadian Dollars" "CDN$": means lawful money of Canada.

                           "Canadian Prime Rate": means the annual variable rate of interest announced from time to time by the Bank and used to determine the interest rates on Canadian dollar commercial loans granted by the Bank in Canada.

                           "Debt", "indebtedness" or "total indebtedness"; means the aggregate amount of principal interest and accessories due by the Customer hereunder.

                           "Floating Rate": means the interest rate applicable to floating rate advances made hereunder in Canadian or U.S. dollars, as the case may be.

                           "U.S. Base Rate": means the annual variable rate of interest announced from time to time by the Bank and used to determine the interest rates on U.S. dollar commercial loans granted by the Bank in Canada.

                           "U.S. Dollars", "US$": means lawful money of the United States of America.

                  6.2      Conversion to U.S. or Canadian dollars
                           Each time an amount in Canadian dollars must be converted or expressed in U.S. dollars, or the equivalent in U.S. dollars (or inversely) must be determined, such calculation shall be made, on the appropriate date, in accordance with the cash purchase rate of the Bank at about 10:30 am.

                  6.3      Other Agreements
                           The Customer acknowledges that the terms of this agreement are in addition to and not in substitution for any terms and conditions of any other agreements between the Customer and the Bank.

         7.       GENERAL TERMS AND CONDITIONS OF REPAYMENT

                  7.1      Currency and place of payment
                           All amounts due by the Customer under the terms hereof shall be paid by the Customer to the Bank in Canadian dollars in the case of a financing granted in Canadian dollars, or in U.S. dollars in the case of a financing granted in U.S. dollars.

                           Should the amount of principal of the debt owning to the Bank exceed the credit limit effectively granted hereunder, the Customer shall reimburse the Bank, on demand, an amount equal to such excess amount.

                  7.2 Judgment rendered in a currency other than the currency in which the financing granted was due. Should a judgment be obtained against the Customer for an amount owed by it, in a currency other than the one in which the said amount was owing hereunder, the Customer shall pay the Bank, as applicable, on the judgment payment date, such additional amount as is equal to the excess of the amount that was due hereunder and converted into the other currency, on the judgment payment date, with respect to the judgment amount. The exchange rate applicable for the purposes of obtaining the judgment and for calculating said conversion shall be the rate at which the Bank is able, on the appropriate date, in Montreal to sell the currency applicable to this agreement to purchase the other currency.

         8.       LANGUAGE
                  (For Quebec only) The Customer has expressly requested that this document be drawn up and executed in the English language. Le client a expressement demande que ce document soit redige et signe en langue anglaise.


         EXECUTED AT _______________ THIS 10th  DAY OF JANUARY 2002


         /s/ NIALL HAMILTON                             /s/ FRASER SINCLAIR
         ------------------                             -------------------
         SIGNATURE (Bank)                               SIGNATURE (Customer)


                                                        /s/ MICHAEL GREENBERG
                                                        ---------------------
                                                        SIGNATURE (Customer)